Exhibit 10.1
EXECUTION COPY
March 31, 2010
Robert Turner
Broadpoint Gleacher Securities Group, Inc.
East 49th Street
New York, New York 10017
Dear Robert:
     The Board appreciates your efforts and contributions as Chief Financial Officer over the past two years. On behalf of Broadpoint Gleacher Securities Group, Inc. (the “Company”), the following arrangements are proposed in connection with your resignation.
1. Acceptance of Resignation
     This letter will serve as acceptance by the Company of your resignation as an officer of the Company and as an officer and/or director of any of its affiliated companies. The effective date of your resignation will be March 31, 2010 (the “Resignation Date”).
2. Benefits
     (a) The Company agrees that for purposes of the equity awards granted under the award agreements between you and the Company listed on Schedule A attached hereto (the “Equity Award Agreements”) your separation will be treated (including for purposes of vesting and settlement) as a termination by the Company not for “Cause” pursuant to Section 4(b) of each of the Equity Award Agreements. Accordingly, your rights to continue to vest in your restricted stock unit awards granted under the Equity Award Agreements are contingent upon your execution and non-revocation, within 30 days of your Resignation Date (the “Release Conditions”), of a general release and waiver, in the form set forth on Schedule B attached hereto. Moreover, in accordance with each of the applicable Equity Award Agreements, any Units (as defined in the applicable Equity Award Agreement) that have not vested shall be forfeited if there occurs a Forfeiture Event (as defined in the applicable Equity Award Agreement) prior to the earlier of the Stated Vesting Date (as defined in the applicable Equity Award Agreement) or your death; provided, however, that (i) each of the Equity Award Agreements shall be amended hereby to delete from the definition of “Forfeiture Event” the reference to Section 7.4(a) of the Company’s 2007 Incentive Compensation Plan (the “Plan”), it being understood that the references to Sections 7.4(b) and 7.4(c) of the Plan shall remain in effect, and (ii) in no event will serving as an employee, principal, consultant or advisor to a private equity firm or asset management firm constitute a Forfeiture Event (as defined in the applicable Equity Award Agreement).
     (b) You will be entitled to (i) accrued and unpaid base salary through the date of termination and (ii) vested benefits under the Company’s 401(k) plan. In addition, the Company will reimburse you for any unreimbursed business expenses incurred by you on or prior to the Resignation Date pursuant to the Company’s reimbursement policies, within thirty days following your presentation of an invoice to the Company; provided, that such reimbursement requests are submitted to the Company in writing no later than June 1, 2010.
     (c) Subject to satisfaction of the Release Conditions and compliance with the Restrictive Covenants set forth in Section 4(a) of this letter agreement, following the Resignation Date:
          (i) The Company will continue to pay you your annual base salary of $250,000 in installments for 12 months following the Resignation Date in accordance with the Company’s normal payroll practices.
          (ii) In connection with the ordinary course annual bonus decisions for the 2010 performance year expected to occur in the first quarter of 2011, the Executive Compensation Committee of the Company’s Board of Directors will consider in good faith your performance for the period from January 1, 2010 through the Resignation Date, in assessing your eligibility for, and the amount (if any) of, a pro-rata 2010 bonus award in respect of the period from January 1, 2010 through the Resignation Date. You understand and agree that the opportunity for, and amount of, any such award will be in the sole discretion of the Executive Compensation Committee of the Company’s Board of Directors.
          (iii) You will be entitled to 12 months of continued medical and, to the extent elected by you, vision and dental, insurance coverage consistent with your participation elections as of immediately prior to your Resignation Date and subject to your continued payment of the employee portion of the applicable premiums in a timely manner. For purposes of the dental and vision plans, the employer portion of the monthly premium will be imputed as income to you. Following the 12 month continuation period, you shall be eligible to elect continuation coverage under COBRA to the extent eligible under applicable law.
3. No Other Benefits
     Except as described in this letter, you will have no rights to any further compensation under the Employment Agreement, dated March 14, 2008, by and between you and the Company, or under any benefit, bonus, incentive or equity compensation plan of the Company or its affiliates. You will not participate in any severance plan, policy or program of the Company or its affiliates.

4. Restrictive Covenants
     (a) Restrictive Covenants. You and the Company acknowledge and agree as follows:
          (i) During the 12 month period following your Resignation Date, you agree not to hold the position of Chief Financial Officer for any other broker dealer, financial advisory or financial services firm. You may own, solely as a passive investment, securities of any entity traded on any national securities exchange if you are not a controlling person of (nor own individually or as a member of a group, 5% or more of) such entity; provided, however, that in no event will serving as an employee, principal, consultant or advisor to a private equity firm or asset management firm constitute a breach of this Section 4(a)(i).
          (ii) During the 12 month period following your Resignation Date, you shall not, directly or indirectly, (A) solicit for employment or hire anyone who was an employee of the Company within the period of 180 days prior to your Resignation Date or (B) solicit any customer or client of the Company to transfer its business away from the Company or to cease doing business with the Company.
          (iii) You acknowledge that the assets of the Company and its subsidiaries (the “Company Entities”), including but not limited to, financial information, strategies, new products, plans, studies, forecasts, and other non-public information about the Company Entities and/or their respective clients and prospective clients, are confidential and trade secrets of the Company Entities. You agree that you will not disclose such confidential information or trade secrets without the prior written permission of the Company Entities. You also agree that such disclosure may cause irreparable and material damage to the Company Entities. This paragraph will not apply to any information that (A) was known to the public prior to its disclosure to you; (B) becomes generally known to the public subsequent to disclosure to you other than by reason of your breach of this paragraph; or (C) you are required to disclose by applicable law, regulation or legal process, provided that you provide the Company with prior notice of the contemplated disclosure so the Company can seek a protective order.
     (b) Remedies. It may be impossible to measure in money the damages that will accrue to the Company in the event that you breach the covenants set forth in Section 4(a) of this letter agreement (the “Restrictive Covenants”). In the event that you breach the Restrictive Covenants, in addition to ceasing the payments and benefits described in Section 2(c) of this letter agreement, the Company may be entitled to an injunction, a restraining order or such other equitable relief, including, but not limited to, specific performance (without the requirement to post bond) restraining you from violating such covenants. If the Company shall institute any action or proceeding to enforce the Restrictive Covenants, you hereby waive the claim or defense that the Company has an adequate remedy at law and agree not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. In addition, the Company shall retain all remedies available to it at law.
5. Cooperation; Return of Property.
     You will make yourself available to the Company following the Resignation Date to assist, as may be requested by the Company at mutually convenient times and places, with respect to pending and future litigations, arbitrations, governmental investigations or other dispute resolutions relating to or in connection with matters that arose during your employment with the Company. In addition, you promptly will return to the Company all property of the Company made available to you in connection with your employment, including documents and electronic equipment.
6. General Provisions
     (a) Interpretation. References to Schedules are to the Schedules attached hereto. The words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” In the event of your death prior to the payment of any amounts described in this letter agreement, such payments will be paid to your estate.
     (b) Withholding. Notwithstanding any other provision of this letter agreement, the Company may withhold from any amounts payable or benefits provided to you, such minimum Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.
     (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York without giving effect to conflicts of laws.
     (d) Dispute Resolution. Any controversy or dispute regarding the interpretation, construction or enforcement of this letter agreement shall be subject to and resolved by arbitration in New York, New York through the facilities and in accordance with the rules of the Financial Industry Regulatory Authority (“FINRA”) and the parties agree to submit to the jurisdiction of FINRA with respect to any such controversy or dispute. Notwithstanding the foregoing, you agree that in the event of your breach of any Restrictive Covenant between you and the Company, the Company may obtain injunctive relief in any court of competent jurisdiction pending arbitration.
     (e) Entire Agreement; Amendments. This letter agreement (including the Schedules hereto), together with the Equity Award Agreements to the extent referred to herein) constitutes the entire understanding and agreement between you and the Company with regard to all matters addressed herein and your separation from the Company. This letter agreement may be amended only in writing, signed by the parties hereto. In no event shall you be obligated to seek other employment or to take any other action by way of mitigation of the amounts payable to you hereunder (or under any Equity Award Agreement), nor shall the amount of any payment hereunder (or under any Equity Award Agreement) be reduced by any compensation earned by you as a result of employment by a subsequent employer or self employment; provided, however, that this sentence shall not limit in any way the Company’s rights and remedies upon the occurrence of a Forfeiture Event (as defined in the applicable Equity Award Agreement) or in the event of a violation of Section 4(a) of this letter agreement.
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     If you agree that this letter agreement appropriately represents our understanding, please sign and return this letter agreement, which will become a binding agreement on our receipt.

Very truly yours, Broadpoint Gleacher Securities Group, Inc.
By:	/s/ Eric J. Gleacher
Name:	Eric J. Gleacher
Title:	Chief Executive Officer

Accepted and agreed as of
March 31, 2010:

/s/ Robert Turner
Robert Turner
[SIGNATURE PAGE TO MARCH 31, 2010 LETTER AGREEMENT]

Schedule A
1.	Restricted Stock Units Agreement dated March 31, 2008
2.	Restricted Stock Units Agreement dated February 13, 2009
3.	Restricted Stock Units Agreement dated February 11, 2010

Schedule B
RELEASE OF CLAIMS
1. Release of Claims
     In consideration of the benefits under the letter agreement, dated March 31, 2010, by and between Robert Turner (“Executive”) and Broadpoint Gleacher Securities Group, Inc. (the “Company”) (the “Letter Agreement”), and the right to termination without “Cause” treatment of the restricted stock units granted under the equity award agreements (the “Equity Award Agreements”) between the Company and Executive identified on Schedule A of the Letter Agreement, with respect to which Executive agrees Executive is not entitled until and unless he executes this Release, Executive, for and on behalf of himself and his heirs and assigns, hereby waives and releases any employment, compensation or benefit-related common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, whether under the Employment Agreement, dated March 14, 2008, by and between Executive and the Company, the Equity Award Agreements, a compensation or benefit plan of the Company or otherwise, which Executive ever had, now has or may have against the Company and its shareholders, subsidiaries, successors, assigns, directors, officers, partners, members, employees or agents (collectively, the “Releasees”) by reason of facts or omissions which have occurred on or prior to the date that Executive signs this Release, including, without limitation, any complaint, charge or cause of action arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, all as amended; and all other federal, state and local laws and regulations. By signing this Release, Executive acknowledges that he intends to waive and release any rights known or unknown that he may have against the Releasees under these and any other laws; provided, that Executive does not waive or release claims with respect to the receipt of the payments and benefits under the Letter Agreement (the “Unreleased Claims”). Notwithstanding the foregoing, Executive does not release, discharge or waive any rights to indemnification that he may have under the certificate of incorporation, the by-laws or equivalent governing documents of the Company or its subsidiaries or affiliates, the laws of the State of New York, with respect to actions taken by Executive in connection with the performance of his duties with the Company as an executive officer or member of the Board of Directors.
2. Proceedings
     Executive acknowledges that he has not filed any complaint, charge, claim or proceeding against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). Executive represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted. Executive (i) acknowledges that he will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, Executive understands that, by executing this Release, he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 of this Release shall prevent Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under the ADEA contained in Section 1 of this Release (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.
3. Time to Consider
     Executive acknowledges that he has been advised that he has twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.
4. Revocation
     Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of his execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is, or shall be, obligated to provide any benefits to Executive pursuant to the Letter Agreement or under the Equity Awards Agreements until eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this Release. If Executive revokes this Release, Executive will be deemed not to have accepted the terms of this Release, and the benefits under the Letter Agreement and the Equity Award Agreements, and no further action will be required of the Company.
5. No Admission
     This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.
6. General Provisions
     A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable,

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such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.
7. Governing Law
     The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of New York without giving effect to conflict of laws principles.
     IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand as of the day and year set forth opposite his signature below.

March 31, 2010	Robert Turner

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